Exhibit 99.1

Chevron Corporation Policy, Government and Public Affairs Post Office Box 6078 San Ramon, CA 94583-0778 www.chevron.com
News Release
EXHIBIT 99.1
FOR IMMEDIATE RELEASE
CHEVRON ISSUES INTERIM UPDATE FOR FOURTH QUARTER 2008
     SAN RAMON, Calif., January 8, 2009 — Chevron Corporation (NYSE:CVX) today reported in its interim update that earnings for the fourth quarter 2008 are expected to be significantly lower than in the 2008 third quarter. The company indicated that most of the decline is associated with lower prices for crude oil and natural gas that negatively affect earnings for the upstream business.
     Basis for Comparison in Interim Update
     The interim update contains certain industry and company operating data for the fourth quarter 2008. The production volumes, realizations, margins and certain other items in the report are based on a portion of the quarter and are not necessarily indicative of Chevron’s quarterly results to be reported on January 30, 2009. The reader should not place undue reliance on this data.
     Unless noted otherwise, all commentary is based on two months of the fourth quarter 2008 versus full third quarter 2008 results.
UPSTREAM — EXPLORATION AND PRODUCTION
     The table that follows includes information on production and price indicators for crude oil and natural gas for specific markets. Actual realizations may vary from indicative pricing due to quality and location differentials and the effect of pricing lags. International earnings are driven by actual liftings, which may differ from production due to the timing of cargoes and other factors.
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		2007	2008
						4Q thru	4Q thru
		4Q	1Q	2Q	3Q	Nov	Dec

U.S. Upstream
Net Production:
Liquids	MBD	451	437	438	409	387	n/a
Natural Gas	MMCFD	1,675	1,666	1,588	1,431	1,322	n/a
Total Oil-Equivalent	MBOED	730	715	702	647	608	n/a

Pricing:
Avg. WTI Spot Price	$/Bbl	90.58	97.84	123.78	118.25	68.22	59.14
Avg. Midway Sunset Posted Price	$/Bbl	79.13	85.50	111.25	105.54	54.16	45.07
Nat. Gas-Henry Hub “Bid Week” Avg.	$/MCF	6.97	8.02	10.94	9.97	6.98	6.96
Nat. Gas-CA Border “Bid Week” Avg.	$/MCF	6.34	7.61	9.82	9.32	4.68	4.96
Nat. Gas-Rocky Mountain “Bid Week” Avg.	$/MCF	3.33	6.87	8.41	5.80	2.97	3.45

Average Realizations:
Crude	$/Bbl	81.57	89.63	113.97	112.22	61.70	n/a
Liquids	$/Bbl	79.04	86.63	108.67	107.22	58.87	n/a
Natural Gas	$/MCF	6.08	7.55	9.84	8.64	4.98	n/a

International Upstream
Net Production:
Liquids	MBD	1,297	1,228	1,207	1,167	1,298	n/a
Natural Gas	MMCFD	3,408	3,768	3,621	3,618	3,586	n/a
Mined Bitumen	MBD	18	28	24	26	25	n/a
Total Oil Equivalent — incl. Mined Bitumen	MBOED	1,883	1,884	1,835	1,796	1,921	n/a

Pricing:
Avg. Brent Spot Price [1]	$/Bbl	88.44	96.71	121.17	115.09	62.86	55.78

Average Realizations:
Liquids	$/Bbl	80.43	86.13	110.44	102.73	53.29	n/a
Natural Gas	$/MCF	4.32	4.83	5.44	5.37	5.30	n/a

[1]	The Avg. Brent Spot Price is based on Platts daily assessments, using Chevron’s internal formula to produce a quarterly average. Previously it was based on daily prices provided by WSJ Market Data Group.
     Total U.S. oil-equivalent production during the first two months of the fourth quarter was 39,000 barrels per day lower than in the third quarter due mainly to the residual impact of the September hurricanes in the Gulf of Mexico. International liquids production increased roughly 10 percent, primarily the result of the completion of the expansion project and annual turnaround activities at the Tengiz Field in Kazakhstan, along with the continued ramp-up of production at the Agbami Field offshore Nigeria.
     U.S. crude oil realizations for the first two months of the fourth quarter declined about $50 per barrel to $61.70. International liquids unit realizations of $53.29 per barrel for the two-month period were also approximately $50 per barrel lower. Crude-oil realizations worldwide in December 2008 are expected to be significantly lower than the average for October and November. U.S. natural gas realizations decreased $3.66 to $4.98 per thousand cubic feet during the first two months of the fourth quarter, while average international natural gas realizations were off slightly to $5.30 per thousand cubic feet.
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     U.S. upstream earnings in the fourth quarter are expected to benefit by about $625 million from an asset-exchange transaction. U.S. earnings in the third quarter included gains of $350 million on asset sales. Additionally, full fourth quarter hurricane-related charges are projected to be lower than in the third quarter.
DOWNSTREAM — REFINING, MARKETING AND TRANSPORTATION
     The table that follows includes industry benchmark indicators for refining and marketing margins. Actual margins realized by the company may differ significantly due to location and product mix effects, planned and unplanned shutdown activity and other company-specific and operational factors.

		2007	2008
						4Q thru	4Q thru
		4Q	1Q	2Q	3Q	Nov	Dec

Downstream
Market Indicators:	$/Bbl
Refining Margins
US West Coast — Blended 5-3-1-1		22.49	20.39	27.70	20.04	15.38	15.29
US Gulf Coast — Maya 5-3-1-1		23.42	26.35	35.89	28.25	20.66	18.47
Singapore — Dubai 3-1-1-1		7.33	6.64	8.73	6.89	4.72	4.55
N.W. Europe — Brent 3-1-1-1		1.27	0.41	2.57	5.52	5.27	4.48
Marketing Margins
U.S. West — Weighted DTW to Spot		3.96	2.83	1.18	8.80	13.47	9.11
U.S. East — Houston Mogas Rack to Spot		3.58	3.16	2.69	1.99	4.84	3.64
Asia-Pacific / Middle East / Africa		2.67	3.32	1.85	5.36	6.38	n/a
United Kingdom		3.84	3.88	5.26	6.73	4.89	n/a
Latin America		7.41	7.06	9.07	5.40	(0.97)	n/a

Actual Volumes:
U.S. Refinery Input	MBD	838	894	816	922	941	n/a
Int’l Refinery Input	MBD	1,030	967	952	976	963	n/a
U.S. Branded Mogas Sales	MBD	620	601	596	601	600	n/a
     Refining indicator margins worldwide for the full fourth quarter declined significantly from the third quarter. Marketing indicator margins in the U.S. increased somewhat in the full fourth quarter. Comparing October and November to the third quarter, marketing indicator margins outside the U.S. were mixed.
     As in the third quarter, full fourth quarter downstream earnings are expected to include sizeable gains from provisionally priced crudes and derivatives, resulting from sharply falling commodity prices.
     During the first two months of the fourth quarter, U.S. refinery crude-input volumes increased 19,000 barrels per day partly due to the absence of hurricane-related constraints at the company’s refinery in Pascagoula, Mississippi. Outside the U.S., refinery crude-input volumes declined 13,000 barrels per day largely reflecting planned maintenance at refineries in Thailand and South Korea.
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CHEMICALS

		2007	2008
						4Q thru	4Q thru
		4Q	1Q	2Q	3Q	Nov	Dec

Chemicals Source: CMAI	Cents/lb
Ethylene Industry Cash Margin		9.83	10.82	11.21	15.66	21.73	16.31
HDPE Industry Contract Sales Margin		13.63	14.86	14.68	23.36	24.44	22.17
Styrene Industry Contract Sales Margin		10.70	11.58	11.31	14.36	16.90	15.88

Note:	Prices, economics, and views expressed by CMAI are strictly the opinion of CMAI and Purvin & Gertz and are based on information collected within the public sector and on assessments by CMAI and Purvin & Gertz staff utilizing reasonable care consistent with normal industry practice. CMAI and Purvin & Gertz make no guarantee or warranty and assume no liability as to their use.
     In the Chemicals segment, full fourth quarter earnings are expected to decline in part due to lower petrochemical volumes.
ALL OTHER
     The company’s general guidance for the quarterly net after-tax charges related to corporate and other activities is between $250 million and $300 million. For the full fourth quarter, these charges are expected to be well above the high end of the range. Due to foreign currency effects and the potential for irregularly occurring accruals related to income taxes, pension settlements and other matters, actual results may significantly differ from the guidance range or current projections.
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NOTICE
Chevron’s discussion of fourth quarter 2008 earnings with security analysts will take place on Friday, January 30, 2009, at 8:00 a.m. PST. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events & Presentations” in the “Investors” section on the Web site.
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CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION
FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This Interim Update contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates, and projections about the petroleum, chemicals, and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this Interim Update. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are crude-oil and natural-gas prices; refining, marketing and chemicals margins; actions of competitors; timing of exploration expenses; the competitiveness of alternate energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude-oil and natural-gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude-oil production quotas that might be imposed by OPEC (Organization of Petroleum Exporting Countries); the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from pending or future litigation; the company’s acquisition or disposition of assets; gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 32 and 33 of the company’s 2007 Annual Report on Form 10-K/A. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed in this report could also have material adverse effects on forward-looking statements.